EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-181022, 333-191724 and 333-206887 on Form S-8 and Registration Statement Nos. 333-189937, 333-200774, 333-200107, 333-202973 and 333-206886 on Form S-3 of Blue Earth, Inc. of our reports dated March 16, 2015, except for Notes 2, 3, 6, 7, 9, 11, 13, 15, 16, 17, 18, 19, 20 and 21 as to which the date is February 9, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2014, as amended.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

February 9, 2016